UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2012

CENTERLINE HOLDING COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13237	13-3949418
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Church Street, New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 317-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 25, 2012, Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. (collectively, the "Companies"), each of which is a subsidiary of Centerline Holding Company (the "Centerline"), entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement (the "Agreement") with Bank of America, N.A. (the "Lender"), and Bank of America, N.A. as the agent for the Lender.  Pursuant to the Agreement, the Companies may borrow up to $100,000,000.  The Companies will use advances under the Agreement to fund the origination of certain types of eligible loans described in the Agreement, including loans originated on behalf of Fannie Mae, Freddie Mac and certain FHA programs, with such advances bearing interest at a rate of 190 basis points per annum over monthly LIBOR.  The Lender's commitments under the Agreement terminate and any outstanding advances are due on September 24, 2013.  The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such agreement.

The following is a brief description of Centerline’s material relationships with the Lender other than in respect of the Agreement:

•
Lender is a lender and the administrative agent under Second Amended and Restated Revolving Credit and Term Loan Agreement, dated March 5, 2010 (as subsequently amended, the “Credit Agreement”), by and among Centerline and Centerline Capital Group, as borrowers, Lender and the other lenders named therein.

•
Lender and certain of its affiliates are former holders of shares of Centerline’s preferred stock (“Preferred Shares”).  In connection with Centerline’s 2010 restructuring (the “Restructuring”), Centerline agreed that certain holders of Preferred Shares that agreed to the redemption of their Preferred Shares in the Restructuring would be treated no less favorably with respect to the redemption of their Preferred Shares than any holder of Preferred Shares that is redeemed subsequent to the Restructuring (“Most Favored Nation Rights”).  In addition, certain former holders of Preferred Shares that agreed to the redemption of their Preferred Shares in the Restructuring were also granted anti-dilution rights (the “Anti-Dilution Rights”), which, for a specified period of time, prohibit Centerline from issuing securities if such issuance would reduce such former holders’ ownership of Centerline’s common shares of beneficial interest (the “Common Shares”) below specified percentages.  Lender (Centerline believes other than its capacity as administrative agent under the Credit Agreement) and certain of its affiliates have Most Favored Nation Rights and Anti-Dilution Rights.

•	According to a Schedule 13G filed by Lender and certain of its affiliates on February 14, 2012, Lender and certain of its affiliates beneficially own approximately 8.85% of the Common Shares.

•	Centerline manages certain of Lender's low income housing tax credit investments.

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit 10.1.   Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of September 25, 2012, among Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. and Bank of America, N.A., as agent for the lender, and as lender.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company
(Registrant)

BY:	/s/ Michael P. Larsen
Michael P. Larsen
Chief Financial Officer (Principal Financial Officer)

September 28, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amended and Restated Warehousing Credit and Security Agreement, dated as of September 25, 2012, among Centerline Mortgage Capital Inc. and Centerline Mortgage Partners Inc. and Bank of America, N.A., as agent for the lender, and as lender.